Exhibit 10.1

Execution Copy

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into on May 18, 2010 by and between THE GENAERA LIQUIDATING TRUST (the “Trust” or “Seller”), successor in interest to Genaera Corporation, a Delaware corporation (which has been dissolved and which is sometimes referred to as “Genaera”), and LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (“Ligand” or “Purchaser”).

BACKGROUND

A.	The Trust is a liquidating trust formed pursuant to the Delaware General Corporation Law (the “DGCL”) by the Liquidating Trust Agreement (i) to dispose of all of the assets of Genaera, which was dissolved pursuant to Section 275 of the DGCL, and (ii) to wind up its affairs, pay or adequately provide for the payment of all of its liabilities and distribute to or for the benefit of its stockholders all of Genaera’s assets;

B.	Section 7.2(c) of the Liquidating Trust Agreement provides: “As far as reasonably practicable, the Trustee shall cause any written instrument creating an obligation of the Trust Assets to include a reference to [the Liquidating Trust] Agreement and to provide that neither the Beneficiaries, the Trustee nor its agents shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim [under such instrument] or the performance thereof; provided that the omission of such provision from any such instrument shall not render the Beneficiaries, the Trustee or its agents liable, nor shall the Trustee be liable to anyone for such omission”;

C.	The Trust has deemed it desirable to sell, assign, transfer and convey to Purchaser all of the Trust’s rights, title and interest in certain royalties and other Purchased Assets (as defined herein) which relate to IL-9 (as defined in Section 1.02) and the related rights thereunder under the License Agreement and the Ludwig Agreements (each as defined in Section 1.01);

D.	The Trust now holds all right, title and interest previously held by Genaera in the Ludwig Agreements and the License Agreement as well as all of the intellectual property another assets of Genaera related thereto and the Trust, by its terms, cannot conduct ongoing business operations indefinitely; and

E.	Seller and Purchaser wish to set forth the terms pursuant to which certain royalties and other Purchased Assets are to be sold by Seller to Purchaser.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following assigned meanings.

“IL-9 Assets” means all of the following items: (i) the Ludwig Agreements, (ii) all Genaera Patents, Genaera Know-How and Genaera Materials (each as defined in Section 1.02), (iii) every right, asset, record, document or other thing related to or associated with the License Agreement and intellectual property covered thereby.

“License Agreement” means that certain Collaboration and License Agreement dated as of April 19, 2001 by and between Genaera Corporation and MedImmune (including sublicenses) relating to the licensing of the Licensed Product with MedImmune (or its Affiliates). A true, correct and complete copy of the License Agreement is attached hereto as ANNEX I.

“Liquidating Trust Agreement” means the Agreement and Declaration of Trust dated as of June 12, 2009, by and among Genaera and Argyce LLC, a Delaware limited liability company, as Trustee. A true, correct and complete copy of the Liquidating Trust Agreement is attached hereto as ANNEX II

“Ludwig” means Ludwig Institute for Cancer Research, a Swiss not-for-profit corporation.

“Ludwig Agreements” means the “LUDWIG LICENSE AGREEMENTS” as defined in the License Agreement.

“MedImmune” means MedImmune, Inc., a Delaware corporation.

“Purchased Assets” means the following:

(a) the IL-9 Assets;

(b) the License Agreement;

(c) all books, records, data, databases and information, in each case, specifically relating to any of the items referred to in clauses (a) and (b) above; and

(d) the interest of Seller in any proceeds of the property described in clauses (a), (b) and (c) above.

Section 1.02 Certain Defined Terms in License Agreement. Certain capitalized terms used herein are defined in the License Agreement, a copy of which is attached hereto and incorporated into this Agreement by reference. Such terms (and all constituent defined terms) as defined in the License Agreement include:

•	“GENAERA KNOW-HOW”

•	“GENAERA PATENT(S)”

•	“GENAERA MATERIAL(S)”

•	“IL-9”

•	“LICENSED PRODUCT”

•	“LUDWIG KNOW-HOW”

•	“LUDWIG MATERIAL(S)”

•	“LUDWIG PATENT(S)”

•	“NET SALES”

•	“VALID PATENT CLAIM”

ARTICLE 2

PURCHASE AND SALE; ASSIGNMENT

Section 2.01. Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, the Trust shall sell to Purchaser, free and clear of all liens, claims, and other interests and encumbrances, and Purchaser shall purchase, acquire and take assignment and delivery of the Purchased Assets from the Trust, for an aggregate purchase price of $2,750,000.00 (the “Purchase Price”) payable by wire transfer of ready funds on the Closing Date.

Section 2.02. Closing.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”).

(b) At the Closing, Purchaser shall deliver to the Trust the Purchase Price by wire transfer in accordance with the wire instructions provided by the Trust.

(c) At the Closing, the Trust shall deliver to Purchaser:

(i) an executed Bill of Sale in a form reasonably satisfactory to Purchaser relating to the Purchased Assets; and

(ii) an executed assignment of intellectual property with respect to the Genaera Patents and Genaera Know-How in the form attached hereto as ANNEX III.

Section 2.03. Assignment and Assumption. Effective on the Closing Date, the Trust hereby assigns and transfers to Purchaser, and Purchaser hereby accepts and assumes, all of the Trust’s rights, title and interest in and under and obligations with respect to the Purchased Assets.

Section 2.04. Obligations of the Trust. Seller hereby agrees:

(i) to commercially reasonable efforts to facilitate the completion on the Closing Date of the transactions contemplated herein; and

(ii) not to take any action or enter into any agreement or understanding that would restrict, limit, encumber or in any way impair the rights of Purchaser in the Purchased Assets.

Section 2.05. Rights Retained Rights; No Waivers. ANNEX IV to this Agreement sets forth the amounts owing as of the Closing Date to Ludwig and the Trust from MedImmune, as well as all other pending payments and reimbursements. The Trust agrees to cooperate with and to assist Purchaser in the collection and allocations of such amounts. Notwithstanding any other provision of this Agreement, nothing herein shall be construed to limit or reduce either the amount of any reimbursable expenses owed by or collected from MedImmune under the License Agreement. Any waiver, forbearance, dispensation, or accommodation provided for herein shall be effective only as between parties to this Agreement inter se and shall not apply to the obligations of any third parties, including MedImmune.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of Seller. As of the Closing Date, Seller makes the following representations and warranties on which Purchaser has relied in connection with its purchase of the rights, title and interest in certain royalties and other Purchased Assets, subject in all respects to item B of the Background section hereof:

(a) Organization; Qualification. The Trust is a liquidating trust duly formed and validly existing pursuant to the DGCL by the Liquidating Trust Agreement (i) to dispose of all of the assets of Genaera, which was dissolved pursuant to Section 275 of the DGCL, and (ii) to wind up its affairs, pay or adequately provide for the payment of all of its liabilities and distribute to or for the benefit of its unitholders all of Genaera’s assets.

(b) Authority; Enforceability. Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder, to transfer the Purchased Assets, and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and upon its execution and assuming its enforceability against Purchaser, this Agreement is the legal, valid, and binding obligation of Seller, enforceable according to its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium general principle, or similar laws now or hereafter in effect relating to creditors’ rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

(c) No Conflicts. None of the execution, delivery or performance of this Agreement by Seller will (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Seller’s organizational documents, (b) result in the creation or imposition of any lien upon any of the properties or assets of Seller, or (c) result in a violation or breach of any term or provision of any law or order applicable to Seller.

(d) No Consents. No consent, approval or action of, filing with or notice to any federal, state or local governmental authority, agency or commission or any court or judicial or arbitral body is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(e) Agreements. The copies of the License Agreement and each of the Ludwig Agreements attached hereto as ANNEX I are true and correct copies of such agreements. There has been no amendment, modification, sublicense, supplement or other document relating to, modifying or otherwise affecting the License Agreement or any of the Ludwig Agreements since the date of each such agreement.

(f) No Breach. Neither the Trustee nor the Trust has received any notice of breach or default under the License Agreement or any of the Ludwig Agreements. To the knowledge of the Trustee and the Trust after due inquiry, Genaera was not in violation of, nor in breach of, any of the terms, conditions or provisions of the License Agreement or the Ludwig Agreements on the date upon which Genaera was dissolved.

(g) Good Title. Seller has the right to deliver to Purchaser good and marketable title to all of the Purchased Assets free and clear of all liens, claims, interests, mortgages, pledges, restrictions and encumbrances.

(h) Legal Proceedings. There is no claim, charge, complaint, dispute, demand, action, investigation, inquiry, audit or suit pending or, to the knowledge of Seller, threatened against, relating to or affecting Seller with respect to the Purchased Assets which would result in the issuance of a decree, order, injunction or judgment restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

(i) Receivables and Payables Pending. As of the date of this Agreement, no amounts are due and owing to the Trust by MedImmune pursuant to the License Agreement and no amounts are due and owing to Ludwig by the Trust pursuant to any of the Ludwig Agreements.

(j) Substantially All of Trust’s Assets. The Purchased Assets constitute substantially all of the assets of the Trust.

(k) Brokers. Seller has not incurred any liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been duly given as of: (1) the fourth (4th) business day following the date sent, if sent by registered or certified mail, return receipt requested, postage prepaid, (2) the date sent, if sent by fax or electronic mail, (3) the date delivered, if delivered personally to the intended recipient, or (4) the next business day, if sent by overnight delivery via a national courier service, and in each case, to the parties at the following addresses.

if to Purchaser:

Ligand Pharmaceuticals, Inc.

11085 North Torrey Pines Road

Attn: General Counsel

Facsimile No.: (858) 550-7272

Email: cberkman@ligand.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Attn: Faye Russell

Facsimile No.: (858) 523-5450

Email: faye.russell@lw.com

if to Seller:

Argyce LLC

Trustee for the Genaera Liquidating Trust

John A. Skolas, President

610 Second Street Pike

Southampton, PA 18966

Facsimile: 267-988 4082

Email:

and a copy to (which shall not constitute notice):

Laberee Law PC

Peter W. Laberee

1371 Stokes Road

Unit B

Medford, NJ 08055

Facsimile: 609-654-0303

Email: labereelaw@verizon.net

Any party may change the address, facsimile number or email address to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

Section 4.02. Expenses. Each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement.

Section 4.03. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 4.04. Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto (including a facsimile or by electronic mail).

Section 4.05. Entire Agreement. This Agreement, including the Background section, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 4.06. Amendment. This Agreement may not be amended or modified without the prior written consent of the parties hereto.

Section 4.07. Assignment. Neither party to this Agreement may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

Section 4.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE GENAERA LIQUIDATING TRUST

By: ARGYCE, LLC, as Trustee

By:	/s/ John Skolas
Name:	John Skolas, JD, MBA
Title:	President & CEO

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ John Sharp
Name:	John Sharp
Title:	VP, Finance & Chief Financial Officer